Filed Pursuant to Rule 424(b)(3) of the
Rules and Regulations Under the
Securities Act of 1933
Registration Statement No. 333-122678

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 6, 2004)

$31,100,000

K & F Industries, Inc.

7 3/4% Senior Subordinated Notes Due 2014

_____________________________

This Prospectus Supplement, together with this Prospectus, is to be used by the selling securityholders named in the Prospectus in connection with resales of the above-referenced securities.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) May 20, 2005

K&F INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-29035	34-1614845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Third Avenue, New York, NY		10016
(Address of principal executive offices)		(Zip code)

(212) 297-0900

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On May 20, 2005 K&F Industries Holdings, Inc. (“K&F” or the “Company”) announced the redemption of all of its remaining outstanding 15 percent senior redeemable preferred stock for an aggregate redemption price of $40.2 million.  The redemption was funded with a portion of the proceeds from recently completed offerings of common and junior redeemable preferred stock.  A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

On April 27, May 16, and May 19, 2005, K&F completed three offerings, each of common stock par value $0.01 per share (“Common Stock”), and Junior/Series A Redeemable Exchangeable Preferred Stock, par value $0.01 per share (“Junior Preferred Stock”).  The offerings included 170.8, 12.4 and 38.2 shares of Junior Preferred Stock, respectively, and 1,394, 99 and 312 shares of Common Stock, respectively.  The offering prices for all three of these offerings were $10,000 per share of Junior Preferred Stock and $1,000 per share of Common Stock.  The April 27, May 16, and May 19 offerings raised proceeds of $1,708,000, $124,000 and $382,000, respectively, for the Junior Preferred Stock, and proceeds of $1,394,000, $99,000 and $312,000, respectively, for the Common Stock.  The equity securities were offered and sold by K&F to a limited partnership comprised of certain accredited and non-accredited co-investors in a transaction not involving a public offering in reliance on Section 4(2) of the Securities Act.  The limited partnership represented its intention to acquire the equity securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates issued in this transaction.  These sales and issuances were made without any general solicitation or advertising and the limited partnership and each of its limited partners are sophisticated investors.  Each of the limited partnership and its limited partners had adequate access, through their relationships with K&F, to adequate information about K&F.

On May 6, 2005, K&F completed an offering of 2,250.8 shares of Junior Preferred Stock at $10,000 per share and 18,377 shares of common stock at $1,000 per share.  This offering raised approximately $18.4 million with respect to the Common Stock and $22.5 million with respect to the Junior Preferred Stock.  The equity securities were offered to a limited number of accredited investors in reliance on Regulation D under the Securities Act and were not registered thereunder.

On May 16, 2005 and May 19, 2005 K&F completed offerings of 305.4 and 2,367.50 shares of Junior Preferred Stock, respectively, and 2,492 and 19,325 shares of Common Stock, respectively.  The offering prices for these offerings were $10,000 per share of Junior Preferred Stock and $1,000 per share of Common Stock.  These offerings raised proceeds of $3,054,000 and $23,675,000, respectively, for the junior preferred stock, and proceeds of $2,492,000 and $19,325,000, respectively, for the common stock.  The equity securities were offered to a limited number of accredited investors in reliance on Regulation D under the Securities Act and were not registered thereunder.

Item 8.01.    Other Events

On May 23, 2005 K&F Industries Holdings, Inc., announced the filing of a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) for a proposed initial public offering of its common stock.  A copy of the press release is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 20, 2005

99.2	Press Release dated May 23, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K&F Industries Holdings, Inc.

Date: May 24, 2005	By:	/s/ Dirkson R. Charles
Dirkson R. Charles
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 20, 2005

99.2	Press Release dated May 23, 2005

Exhibit 99.1

K&F INDUSTRIES

   600 Third Avenue

New York, NY 10016

NEWS

FOR IMMEDIATE RELEASE

Contact:

Kenneth M. Schwartz

212/297-0900

K & F INDUSTRIES HOLDINGS ANNOUNCES REDEMPTION

OF SENIOR PREFERRED STOCK

New York — May 20, 2005 — K&F Industries Holdings, Inc., formerly known as K&F Parent, Inc. (“K&F” or the “Company”), announced today the redemption of all of its remaining outstanding 15 percent senior redeemable preferred stock for an aggregate redemption price of $40.2 million. The Company funded the redemption with a portion of the proceeds of recently completed offerings of approximately $90 million in common stock and junior redeemable preferred stock. The offerings completed the Company’s financing of its acquisition of K&F Industries, Inc. in November 2004.

The Company also announced that on May 19, 2005 it changed its name to K&F Industries Holdings, Inc.

About K&F

K&F Industries Holdings, Inc., through its Aircraft Braking Systems Corporation subsidiary, manufactures wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft. K&F’s other subsidiary, Engineered Fabrics Corporation, manufactures aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

# # #

 Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with SEC or press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and

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uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiaries, Aircraft Braking Systems Corporation and Engineered Fabrics Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

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Exhibit 99.2

K&F INDUSTRIES

   600 Third Avenue

New York, NY 10016

NEWS

FOR IMMEDIATE RELEASE

Contact:

Ronald H. Kisner

212/297-0900

K&F Industries Holdings Files Registration Statement with the SEC for an Initial Public Offering

New York— May 23, 2005 — K&F Industries Holdings, Inc. (“K&F” or the “Company”) announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) for a proposed initial public offering of its common stock.

Proceeds of the offering are expected to be used by K&F to redeem all of K&F’s outstanding 11 ½ percent Senior PIK Notes due 2015 (the “notes”), redeem all of K&F’s outstanding Junior/Series A Redeemable Exchangeable Preferred Stock (the “junior preferred stock”), pay a cash dividend to existing stockholders and pay related expenses.

Goldman, Sachs & Co. and Lehman Brothers Inc. are expected to serve as the joint book-running managers for the proposed offering.

When available, a copy of the prospectus relating to these securities may be obtained from Goldman, Sachs & Co., Attn:  Registration Department, 85 Broad Street, New York, New York 10004 (212-902-1000), or Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717 (email:  monica_castillo@adp.com; fax:  631-254-7268).

A registration statement related to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About K&F

K&F Industries Holdings, Inc., through its Aircraft Braking Systems Corporation subsidiary, manufactures wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft.  K&F’s other subsidiary, Engineered Fabrics Corporation, manufactures aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

# # #

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with SEC or press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include, but are not limited to: (i) government or regulatory changes, (ii) dependence on our subsidiaries, Aircraft Braking Systems Corporation and Engineered Fabrics Corporation, for operating income, (iii) competition in the market for our products, (iv) our substantial indebtedness, (v) adverse conditions in the public capital markets, (vi) a change in the terms or structure of, or the decision to abandon, the proposed transaction, (vii) the failure for any reason to consummate the transaction on the proposed terms or otherwise, and (viii) other risks and uncertainties detailed in the registration statement referenced above.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

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